Exhibit 10.1

AGREEMENT

This Agreement (“Agreement”) is hereby made and entered into by and between Bradford J. Davidson (“Employee”) and Kellogg Company, a Delaware corporation (“Kellogg”).

1. Employee’s Last Day of Active Employment and Departure Date of October 1, 2013. Except as otherwise expressly provided in this Agreement, Employee acknowledges that as of the Departure Date, the Employee’s participation will cease in all of the benefit plans of Kellogg and any of its subsidiaries, divisions or affiliates (collectively, the “Company”). Employee will be entitled to receive benefits, including any right to exercise any conversion privileges, that are vested and accrued prior to the Departure Date pursuant to the terms and conditions of the Company’s benefit plans and programs.

2. Consideration. In consideration for Employee entering into this Agreement and fully abiding by its terms, and assuming Employee has not revoked this Agreement as described in Paragraph 20 below, Kellogg agrees to provide Employee with the following consideration:

(a). Kellogg agrees to provide Employee compensation and benefits pursuant to the terms and conditions of the Kellogg Company Severance Benefit Plan, as amended from time to time (the “Plan”), a copy of which is attached to this Agreement as Exhibit A, and the terms of which are incorporated into this Agreement. Employee represents and warrants that Employee has read the Plan and understands its meaning and application. For purposes of the Plan, the parties agree that Employee shall receive the benefits for a Senior Executive who is a Direct Report of the CEO. The payments shall be made over a two-year period in equal bi-weekly installments (the “Leave of Absence”). Employee acknowledges and agrees that:

(i). Usual and customary withholding for tax purposes will be withheld from any payments made to Employee pursuant to this Agreement, to the extent required by law, and

(ii). All tax liability, with respect to any and all payments or services received by Employee under this Agreement (other than employer withholding and employer payroll taxes) will be Employee’s responsibility.

(b). Employee will be eligible to retire from the Company under the Kellogg Company Pension Plan and the Kellogg Company Excess Plan (the “Pension Plans”) subject to the terms of the pension plans and in accordance with this paragraph, at the end of the Leave of Absence, and if employee elects to retire, employee shall otherwise be eligible to receive retirement benefits which are provided at that time to salaried retirees of Kellogg Company in accordance with the terms of the benefit plans. This pension benefit would be payable from the Excess Plan.

3. No Other Compensation or Benefits Owing. Employee acknowledges and agrees that, except as otherwise expressly provided in this Agreement, Employee is not and will

Kellogg Company / Corporate Headquarters

One Kellogg Square / P.O. Box 3599 / Battle Creek, Michigan 49016-3599 (269) 961-2000

not be due any other compensation or benefits whatsoever from the Company and the Company will have no further obligations of any kind or nature to Employee. For avoidance of doubt, employee hereby releases, waives, and forfeits, any and all right, title and interest in and to any payments under (a) the 2012-2014 and 2013-2015 Executive Performance Plans, (b) any unvested restricted stock award, or (c) the 2013 Annual Incentive Plan (or any other Incentive or bonus plan).

4. No Other Representations. Employee represents and warrants that no promise or inducement has been offered or made except as set forth and that Employee is entering into and executing this Agreement without reliance on any statement or representation not set forth within this Agreement by the Company, or any person(s) acting on its behalf.

5. Non-Assignment of Rights. Employee represents and warrants that Employee has not sold, assigned, transferred, conveyed or otherwise disposed of to any third party, by operation of law or otherwise, any action, cause of action, debt, obligation, contract, agreement, covenant, guarantee, judgment, damage, claim, counterclaim, liability or demand of any nature whatsoever relating to any matter covered in this Agreement.

6. Non-Compete. In further consideration of the foregoing, Employee agrees that, for a period of two years beginning with the date of this Agreement (the “Restricted Period”), Employee shall not:

(a). Directly or indirectly, accept any employment, consult for or with, or otherwise provide or perform any services of any nature to, for or on behalf of (x) General Mills, Nestlé, ConAgra, Post, Mondelez, Diamond Foods, Malt-O-Meal, Campbell’s, PepsiCo, Kraft, Hershey or Snyder’s-Lance, or any successor to any such company, or (y) any person, firm, partnership, corporation or other business or entity that sells any of the Products (as defined below) in the Geographic Area (as defined below) and any retailer that sells a private label version of any of our Products in the Geographic Area.

(b). Directly or indirectly, permit any business, entity or organization which Employee, individually or jointly with others, owns, manages, operates, or controls, to engage in the manufacture, production, distribution, sale or marketing of any of the Products in the Geographic Area.

For purposes of this Paragraph, the term “Products” mean ready-to-eat cereal products, toaster pastries, cereal bars, granola bars, frozen waffles, frozen pancakes, crispy marshmallow, crispy marshmallow squares, cookies, crackers, salty snacks, any other grain-based convenience food, or meat substitutes or potato-based products; the term “Geographic Area” means any country in the world where the Company manufactures, produces, distributes, sells or markets any of the Products at any time during the applicable Restricted Period.

7. Non-Solicitation. In further consideration of the foregoing, Employee agrees that, for a period of two years beginning with the date of this Agreement, Employee will not, without the prior written consent of the General Counsel of Kellogg;

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(a). Directly or indirectly employ, or solicit the employment of (whether as an employee, officer, director, agent, consultant or independent contractor) any person who is or was at any time during the previous year an officer, director, representative, agent or employee of the Company.

(b). Encourage any employee of Kellogg to terminate employment with Kellogg; or

(c). Directly or indirectly solicit, divert or take away, or attempt to solicit, divert or take away, any customers, business or suppliers of Kellogg upon whom Employee called, serviced, or solicited, or with whom Employee became acquainted as a result of Employee’s employment with Kellogg.

8. Non-Disparagement of the Company. Employee agrees not to engage in any form of conduct or make any statements or representations that, directly or indirectly, disparage, portray in a negative light, are retaliatory against, or otherwise impair the reputation, goodwill or commercial interests of the Company, or its past, present and future subsidiaries, divisions, affiliates, successors, officers, directors, attorneys, contacts, agents and/or employees. Employee also agrees that he will not solicit anyone to engage in the conduct above on his behalf.

9. Employment Status. Employee understands and agrees that Employee’s active employment with the Company ends effective October 1, 2013 (“the Departure Date”); and, the Company has no obligation to reinstate, rehire, reemploy, recall, or hire Employee in the future.

10. Disclosure of Information. As of the date Employee signs this Agreement, Employee represents and warrants that Employee has disclosed to Kellogg any information in Employee’s possession concerning any conduct involving the Company or any of its officers, directors, representatives, agents or employees that Employee has any reason to believe may be unlawful, or violates Company policy or would otherwise reflect poorly on the Company in any respect.

11. Return of Property. Employee agrees to return to the Company, no later than the Departure Date, all property of the Company, regardless of the type or medium (i.e., computer disk, CD-ROM) upon which it is maintained, including, but not limited to, all files, documents, correspondence, memoranda, customer and client lists, prospect lists, subscription lists, contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, employee records, technical processes, designs and design projects, inventions, research project presentations, proposals, quotations, data, notes, records, photographic slides, photographs, posters, manuals, brochures, internal publications, books, films, drawings, videos, sketches, plans, outlines, computer disks, computer files, work plans, specifications, credit cards, keys (including elevator, pass, building and door keys), identification cards, and any other documents, writings and materials that Employee came to possess or otherwise acquired as a result of and/or in connection with Employee’s employment with the Company. If Employee later finds any Company property in Employee’s possession, Employee agrees to immediately return it. Employee further agrees not to maintain any copies of said property or make any copies of said property available to any third-party.

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12. Non-Admission of Liability. Employee understands and agrees that this Agreement does not and will not be deemed or construed as an admission of liability or responsibility by the Company for any purpose. Employee further agrees that nothing contained in this Agreement can be used by Employee or any other past, present or future employee of the Company in any way as precedent for future dealings with the Company or any of its successors, officers, directors, attorneys, representatives, agents or employees.

13. Releases, Representations and Covenants. In consideration of the compensation and benefits provided pursuant to this Agreement, the sufficiency of which Employee expressly acknowledges, to the maximum extent permitted by law, Employee, for Employee and for any person who may claim by or through Employee, irrevocably (except with respect to Paragraph 20 below) and unconditionally releases, waives and forever discharges the Company and its past, present and future subsidiaries, divisions, affiliates, successors, and their respective officers, directors, attorneys, agents and employees, from any and all legally waivable claims or causes of action that Employee had, has or may have, known or unknown, relating to Employee’s employment with and/or termination from the Company up until the date of this Agreement, including but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1991, as amended, the Family and Medical Leave Act of 1993, as amended, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990, as amended, the Employee Retirement Income Security Act of 1974; as amended, claims under any other federal, state or local statute, regulation or ordinance; claims for discrimination or harassment of any kind, breach of contract or public policy, wrongful or retaliatory discharge, defamation or other personal or business injury of any kind; claims of representation, misrepresentation, or negligent representation, and any and all other claims to any form of legal or equitable relief, damages, compensation or benefits (except as set forth in subparagraph (c), below), or for attorneys’ fees or costs. Employee additionally waives and releases any right Employee may have to recover in any lawsuit or proceeding against the Company brought by Employee, an administrative agency, or any other person on Employee’s behalf or which includes Employee in any class.

(a). No Representation by Kellogg. Employee acknowledges that no Kellogg employee, including any attorney or human resource representative, has provided advice or counsel to Employee regarding the circumstances surrounding Employee’s separation from employment with Kellogg, including the negotiation of any term or provision set forth in this Agreement. Employee acknowledges that Employee’s decision to execute this Agreement is without reliance upon any statements made by any employee or representative of Kellogg.

(b). No Pending Claims/Withdrawal of Claims. Employee represents and warrants that, as of the date Employee signs this Agreement, Employee has no charges, claims or lawsuits of any kind pending against the Company or any of its past, present and future subsidiaries, divisions, affiliates, successors, or their respective officers, directors, attorneys, agents and employees that would fall within the scope of the

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Release set forth in this Paragraph 13. To the extent that Employee has such pending charges, claims or lawsuits as of the date Employee signs this Agreement, Employee agrees to seek and obtain immediate dismissal with prejudice and provide written confirmation immediately (i.e., court order, and/or agency determination) as a condition precedent to the Kellogg’s obligations under this Agreement on and after the date Employee signs this Agreement (including, but not limited to, providing any compensation or benefits under this Agreement).

(c). Remedies for Breach. If Employee breaches any portion of this Agreement, or disavows any portion of the release given above, Employee acknowledges and agrees that, in addition to any damages, Employee will be obligated, to the maximum extent permitted by law, to reimburse Kellogg for all amounts paid to Employee pursuant to this Agreement, under the Plan, and any Pension Plans, and Employee will be liable for all expenses, including costs and reasonable attorney’s fees, incurred by any entity released in defending the lawsuit or claim, regardless of the outcome. Employee also agrees and acknowledges that if he or she breaches this Agreement, because it would be impractical and excessively difficult to determine the actual damages to the Company as a result of such breach, any remedies at law (such as a right to monetary damages) would be inadequate. Employee, therefore agrees that, if he or she breaches this Agreement, the Company will have the right (in addition to, and not in lieu of, any other right or remedy available to it) to a temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without proof of actual damage.

(d). Exclusion for Certain Claims. Notwithstanding the foregoing, Kellogg and Employee agree that the release given above will not apply to instituting any action to enforce the terms of this Agreement. In addition, Employee and Kellogg agree that nothing in this Agreement will be construed to prevent Employee from enforcing any rights Employee may have under the Employee Retirement Income Security Act of 1974 to recover any vested benefits.

14. Preservation of Company Confidential Information. Employee acknowledges and agrees that previously executed Company confidentiality or non-disclosure agreements, if any, will continue to remain in effect after the Departure Date. In addition, Employee agrees that he will not (without first obtaining the prior written consent in each instance from Kellogg) during the term of this Agreement or thereafter, disclose, make commercial or other use of, give or sell to any person, firm or corporation, any information received directly or indirectly from the Company or acquired or developed in the course of Employee’s employment, including, by way of example only, trade secrets (including organizational charts, reporting relationships, employee information such as credentials, individual performance, skill sets, salaries and background information), ideas, inventions, methods, designs, formulas, systems, improvements, prices, discounts, business affairs, products, product specifications, manufacturing processes, data and know-how and technical information of any kind whatsoever unless such information has been publicly disclosed by authorized officials of the Company.

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15. Confidentiality of Agreement. Employee agrees that the nature, discussions involving, and background to this Agreement are confidential and will be kept and treated by Employee as strictly confidential. Employee agrees that these matters and the terms, existence and any related information will not be reviewed or discussed with, or disclosed to, any third party except for Employee’s spouse, tax or legal advisor(s), provided such parties agree to keep such information confidential and, in the case of disclosure to any such advisor(s), only to the extent necessary to perform services, or except as disclosure of such matters may be required by law. Employee agrees to assume responsibility for any disclosure of the existence or terms of this Agreement by such third parties. Any review, discussion or disclosure in violation of this paragraph will be deemed a breach of this Agreement by Employee.

16. Cooperation. Employee agrees to cooperate truthfully and fully with the Company in connection with any and all existing or future investigations or litigation of any nature brought by or against the Company involving events that occurred during Employee’s employment with the Company. Employee agrees to notify the Company immediately if subpoenaed or asked to appear as a witness in any matter related to the Company. The Company will reimburse Employee for reasonable out-of-pocket expenses and, if approved in advance by the General Counsel of Kellogg, reasonable attorney’s fees incurred as a result of such cooperation.

17. General.

(a). Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, in whole or in part, then that provision will be eliminated, modified or restricted in whatever manner is necessary to make the remaining provisions enforceable to the maximum extent allowable by law.

(b). Successors. This Agreement will be binding upon, enforceable by, and inure to the benefit of Employee and Kellogg, and Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees, and to any successor or assignee of Kellogg, but neither this Agreement, nor any rights, payments, or obligations arising hereunder may be assigned, pledged, transferred, or hypothecated by Employee.

(c). Controlling Law and Venue. Employee agrees that the laws of the State of Michigan will govern this Agreement. Employee also agrees that any controversy, claim or dispute between the parties, directly or indirectly, concerning this Agreement or the breach of this Agreement will only be resolved in the Circuit Court of Calhoun County, or the United States District Court for the Western District of Michigan, whichever court has jurisdiction over the subject matter thereof, and the parties hereby submit to the jurisdiction of said courts.

(d). Waiver. Neither party to this Agreement can discharge or waive any claim or right arising out of a breach or default under this Agreement unless the waiver or discharge is in writing and is signed by the party that will be bound by the waiver. A waiver by either party to this Agreement of a breach or default by the other

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party of any provision of this Agreement will not be deemed a waiver of future compliance with that provision and that provision will remain in full force and effect.

(e). Notices. All notices, requests, demands and other communications regarding this Agreement must be in writing and delivered in person or sent by registered or certified mail, postage prepaid, return receipt requested, and properly addressed as follows:

To Kellogg:	Kellogg Company
One Kellogg Square
P.O. Box 3599
Battle Creek, MI 49016

Attention: General Counsel

With a copy to:

Kellogg Company
One Kellogg Square
P.O. Box 3599
Battle Creek, MI 49016

Attention: Chief Counsel, Employment and Labor

To Employee: At the address agreed to by the parties in writing.

(f). Notwithstanding the waiver and releases contained in this Agreement, Employee and Kellogg agree that nothing in this Agreement is intended to prevent or inhibit Employee from filing a charge or a complaint with a government agency or otherwise participating in or assisting a government investigation.

(g). Any payment otherwise payable under the Severance Benefit Plan during the period beginning on the departure date and ending six months after such date (the “Six Month Period”) that would cause the total amount of payments made during the Six-Month Period to exceed the dollar limit contained in Treasury Regulation §1.409A-1(b)(9)(iii) shall not be paid until the Six Month Period has expired. The total amount of any suspended payments shall be paid in a lump sum in the first payroll period ending after the Six Month period expires. No interest shall be paid on any suspended payments. The parties acknowledge that the delay in these payments is intended solely to comply with the requirements of Internal Revenue Code Section 409A and shall be interpreted to comply with those requirements.

18. Entire Agreement/Amendment. Employee agrees that this Agreement, including any Exhibits attached to this document, constitutes the entire agreement between Employee and Kellogg, and that this Agreement supersedes any and all prior and/or contemporaneous written and/or oral agreements relating to Employee’s employment with the Company and separation from the Company. Employee acknowledges that this Agreement may not be modified except by written document, signed by Employee and the General Counsel of Kellogg.

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19. Knowing and Voluntary Action. Employee acknowledges that Employee has been advised to consult an attorney before signing this Agreement. Employee further acknowledges that Employee has read this Agreement and any Exhibits attached to this Agreement; has been given a period of at least 21 days to consider this Agreement; understands its meaning and application; and is signing of Employee’s own free will with the intent of being bound by it. If Employee elects to sign this Agreement prior to the expiration of 21 days, Employee has done so voluntarily and knowingly, without any improper inducement or coercion by the Company.

20. Revocation of Agreement. Employee further acknowledges that Employee may revoke this Agreement at any time within a period of seven days following the date Employee signs this Agreement. Notice of revocation must be made in writing addressed to Kellogg in accordance with Paragraph 17(e) above. Such revocation must be received by Kellogg by the close of business of the first day following the end of the seven-day revocation period. This Agreement will not become effective until after the time period for revocation has expired.

IN WITNESS WHEREOF, the parties have executed and agreed to this Agreement.

EMPLOYEE	KELLOGG COMPANY

/s/ Bradford J. Davidson	By: /s/ John Bryant
Bradford J. Davidson

Date: August 21, 2013	Date: August 21, 2013

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